Exhibit 99.1

Revance Therapeutics Releases First Quarter 2014 Financial Results

– Reiterates Full-Year Financial Guidance –

NEWARK, Calif., May 13, 2014 – Revance Therapeutics, Inc. (NASDAQ:RVNC), today reported financial results for the three months ended March 31, 2014. Revance’s operating loss for the three months ended March 31, 2014 was $11.5 million. Cash and cash equivalents as of March 31, 2014 were $87.9 million.

Recent Accomplishments and Progress Towards Milestones

•	Reported positive results from the RT002 (injectable botulinum toxin type A) Phase 1/2 study for the treatment of glabellar (frown) lines, achieving a median duration of 7.3 month in the final cohort;

•	Initiated the RT001 (topical gel botulinum toxin type A) U.S. Phase 3 open-label long-term safety study for the treatment of lateral canthal (crow’s feet) lines with interim data expected in 2015;

•	Addition of Mark A. Prygocki, former president of Medicis Pharmaceutical Corporation, to the Board of Directors as the Chair of our Audit Committee; and

•	Planning to report results from the RT001 U.S. Phase 3 pivotal study for the treatment of crow’s feet lines in the second half of 2014.

“Since our successful IPO in the first quarter, we have been focused on executing the clinical programs for our topical and injectable botulinum toxin products,” said President and Chief Executive Officer, Dan Browne. “In the first quarter we started the RT001 U.S. Phase 3 open label safety study for our lead indication. In late April we reported positive results from our RT002 Phase 1/2 study for the treatment of frown lines. Both product candidates utilize our proprietary TransMTS® technology, which has multiple aesthetic and therapeutic applications.”

Mr. Browne continued, “This has been a remarkably productive year so far and we look forward to reporting RT001 U.S. Phase 3 pivotal study results in the second half of 2014. Based on operational and clinical initiatives underway, we’re confident of our ability to execute on our strategy to successfully complete our clinical programs and gain regulatory approval to commercialize RT001 and RT002.”

First Quarter Financial Results

Net loss applicable to common stockholders for the three months ended March 31, 2014 was $21.4 million, or net loss of $1.93 per basic and diluted share. This compares with basic and diluted net income applicable to common stockholders of $5.2 million and $13.3 million, or net income of $25.54 and $21.00 per basic and diluted share, respectively, for the three months ended March 31, 2013. Upon Revance’s IPO, the principal and interest under Revance’s previously outstanding convertible notes (the “2013 Notes”) converted to 1,637,846 shares of common stock. In connection with the settlement of the 2013 Notes, Revance recorded non-cash interest expense, including loss on extinguishment, of $9.6 million during the three months ended March 31, 2014. Revance expects its interest expense to substantially decrease in future periods.

Revenue for the three months ended March 31, 2014 increased by $0.1 million to $0.2 million, from $0.1 million in the 2013 period. The increase is due to the recognition of licensing revenue pursuant to a technology evaluation agreement with The Procter & Gamble Company.

Total operating expenses for the three months ended March 31, 2014 were $11.6 million, compared with $9.8 million for the 2013 period. Research and development expenses for the three months ended March 31, 2014 were relatively unchanged at $7.6 million, compared to the same period in 2013, primarily due to increased regulatory affairs, quality control testing, and manufacturing facility costs, which offset lower clinical trial expense. Sales, general and administrative expenses for the three months ended March 31, 2014 increased by $1.9 million to $4.1 million, compared to the same period in 2013, primarily due to the increased cost of operating as a public company in 2014. These costs include higher professional fees, marketing expenses, personnel costs, stock-based compensation, and insurance costs.

Cash used in operations was $21.1 million for the three months ended March 31, 2014 and included a payment of $7.1 million under Revance’s settlement agreement with Medicis. As of March 31, 2014, Revance had cash and cash equivalents of $87.9 million.

2014 Financial Outlook

Revance reaffirms its 2014 full-year guidance. Revance anticipates 2014 operating expenses excluding amortization, depreciation and stock-based compensation will be in the range of $55 million to $60 million. Revance expects its 2014 cash burn to be in the range of $75 million to $85 million. Cash burn in 2014 includes $7.1 million paid under the settlement agreement with Medicis and debt service of $10 million to $11 million. Based on current projections, Revance believes its existing cash and cash equivalents will allow it to fund its operating plan through at least the next 15 months.

Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Revance is unable to reconcile non-GAAP operating expense guidance to GAAP as the amount of future stock-based compensation expense and depreciation and amortization costs cannot be estimated at this time. Revance excludes stock-based compensation expense and depreciation and amortization costs because management believes the exclusion of these items is helpful to investors to evaluate Revance’s recurring operational performance.

Conference Call

Individuals interested in listening to the conference call today, May 13, at 1:30pm PT/4:30pm ET, may do so by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers, or from the webcast link in the investor relations section of Revance’s website at: www.revance.com. Participants should allow approximately 10 minutes prior to the call’s start time to visit the site and to download any streaming media software needed to listen to the Internet webcast. The webcast will be available on Revance’s website for 30 days following the completion of the call. In addition, an audio replay of the conference call will be available for 7 days by calling (855) 859-2056 or (404) 537-3406; conference identification number 31606115 beginning approximately one hour after the call.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic applications. Revance is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing aesthetic and therapeutic botulinum toxin market. Revance’s proprietary TranMTS® technology enables transcutaneous delivery of botulinum toxin A, eliminating the need for injections. Revance’s lead product candidate, RT001, is a topical formulation of botulinum toxin type A, which has the potential to be the first commercially-available non-injectable dose form. RT001 is being evaluated in a broad clinical program that includes aesthetic indications such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating) and migraine headache. Revance’s second product candidate is RT002, a novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc. All other trademarks or registered trademarks are the property of their respective owners.

For more information, please visit: www.revance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ 2014 Financial Outlook and other financial performance, the process and timing of anticipated future clinical development of our product candidates, including but limited to reporting of such results; statements about our business strategy and goals, plans and prospects; our ability to obtain regulatory approval; potential benefits of our product candidates and our technologies; and future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design; our ability to obtain and maintain regulatory approval of our product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our product candidates; our ability to achieve market acceptance of our product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our product candidates; our ability to successfully commercialize our product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on March 28, 2014. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contact

Westwicke Partners

Ana Petrovic

(415) 513-1281

ana.petrovic@westwicke.com

REVANCE THERAPEUTICS, INC.

(A development stage company)

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$87,853	$3,914
Restricted cash, current portion	75	75
Prepaid expenses and other current assets	3,244	825

Total current assets	91,172	4,814
Property and equipment, net	15,150	14,315
Restricted cash, net of current portion	435	510
Other non-current assets	155	3,006

TOTAL ASSETS	$106,912	$22,645

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$3,689	$5,526
Accruals and other current liabilities	5,515	4,161
Deferred revenue, current portion	—	83
Derivative liabilities associated with convertible notes, current portion	—	4,890
Derivative liabilities associated with Medicis settlement, current portion	—	6,684
Convertible notes, current portion	—	12,157
Notes payable, current portion	13,405	10,702
Common stock warrant liability	—	3,358

Total current liabilities	22,609	47,561
Convertible preferred stock warrant liability	—	1,233
Note payable, net of current portion and discount	400	2,632
Derivative liabilities associated with Medicis settlement, net of current portion	1,637	1,610
Deferred rent	3,579	3,176

TOTAL LIABILITIES	28,225	56,212

Commitments and Contingencies (Note 9)
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares and 145,010,269 shares authorized as of March 31, 2014 and December 31, 2013, respectively; 0 shares and 8,689,999 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively (aggregate liquidation preference of $0 and $215,264 as of March 31, 2014 and December 31, 2013, respectively)	—	123,982
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $0.001 per share —95,000,000 and 224,000,000 shares authorized as of March 31, 2014 and December 31, 2013; 18,653,301 and 260,789 shares issued and outstanding as of March 31, 2014 and December 31, 2013	19	—
Additional paid-in capital	295,974	38,331
Deficit accumulated during the development stage	(217,306)	(195,880)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	78,687	(157,549)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$106,912	$22,645

REVANCE THERAPEUTICS, INC.

(A development stage company)

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months ended March 31,		Cumulative Period from August 10, 1999 (Date of Inception) to March 31, 2014
	2014	2013
Revenue	$158	$75	$5,379
Cost of revenue	—	—	519

Gross profit	158	75	4,860
Operating expenses:
Research and development	7,551	7,527	172,316
Sales, general and administrative	4,093	2,225	65,670

Total operating expenses	11,644	9,752	237,986

Loss from operations	(11,486)	(9,677)	(233,126)
Interest income	2	—	300
Interest expense	(9,841)	(12,624)	(79,100)
Change in fair value of derivative liabilities associated with convertible notes	4,032	1,800	20,196
Changes in fair value of derivative liabilities associated with Medicis settlement	(416)	—	(369)
Change in fair value of common stock warrant liability	(2,151)	—	(2,772)
Change in fair value of convertible preferred stock warrant liability	(210)	(1,158)	8
Loss on settlement of preferred stock warrant	(1,356)	—	(1,356)
Other income, net	—	2	3,961

Loss before income taxes	(21,426)	(21,657)	(292,258)
Benefit from income taxes	—	—	58

Net and comprehensive loss	(21,426)	(21,657)	(292,200)

Net income (loss) attributable to common stockholders:
Basic	(21,426)	$5,216

Diluted	(21,426)	$13,349

Net income (loss) per share attributable to common stockholders:
Basic	$(1.93)	$25.54

Diluted	$(1.93)	$21.00

Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders:
Basic	11,092,471	204,220

Diluted	11,092,471	635,726